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                                                                      Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS



THE BOARD OF DIRECTORS
GART SPORTS COMPANY:


We consent to incorporation by reference in the registration statement on Form S-8 of Gart Sports Company of our report dated June 19, 1998, relating to the statement of net assets available for benefits of the Sportmart, Inc. Incentive Savings Plan as of January 31, 1998, and the related statement of changes in net assets available for benefits for the year then ended and related schedule, which report is included in this annual report on Form 11-K of Gart Sports Company.

Our report dated June 19, 1998, contains explanatory paragraphs which state that the schedule of assets held for investment purposes that accompanies the Plan's financial statements does not disclose the historical cost of certain plan assets held by the Plan's custodian; and the Plan has not presented a schedule of reportable transactions. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.


                                            /s/ KPMG Peat Marwick LLP
                                            KPMG PEAT MARWICK LLP

Denver, Colorado
July 29, 1998